800 Third Avenue, 21st Floor New York, NY 10022-7604 Tel (212) 209-3050 Fax (212) 371-5500

January 9, 2008

Parsons Behle & Latimer
Attn: Shane L. Hanna, Esq.
201 South Main Street, Suite 1800
Salt Lake City, UT 84111

Re:	Oncovista Innovative Therapies, Inc.

Dear Mr. Hanna:

In connection with the issuance of a legal opinion by Parsons Behle & Latimer (“PBL”) for inclusion as Exhibit 5.1 of that certain Pre-Effective Amendment No. 2 to OncoVista Innovative Therapies, Inc.’s (“OIT”) Registration Statement on Form SB-2 for the registration of 5,132,417 shares of OIT common stock, the law firm of Reitler Brown & Rosenblatt LLC (“RBR”) hereby grants PBL permission to rely as of November 13, 2007 on opinions number 5 and number 6 of that certain legal opinion, dated August 15, 2007, issued by RBR to the Investors listed on Schedule A thereto.

Sincerely yours,
/s/ Reitler Brown & Rosenblatt